SCHEDULE 14A

(Rule 14a-01)
INFORMATION REQUIRED IN PROXY STATMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under Rule 14a-12

Staten Island Bancorp Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing proxy statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

     The following joint press release was issued by Independence Community Bank Corp. and Staten Island Bancorp, Inc. on November 25, 2003:

PRESS RELEASE

INDEPENDENCE COMMUNITY BANK CORP. AND STATEN ISLAND BANCORP, INC.
TO MERGE IN $1.5 BILLION STOCK & CASH TRANSACTION THAT WILL
CREATE A $17 BILLION COMMUNITY BANK WITH 116 BRANCHES

LEHMAN BROTHERS TO ACQUIRE A MAJORITY OF THE ASSETS
OF SIB MORTGAGE BUSINESS IN SIMULTANEOUS TRANSACTION

Conference Call to Take Place at 10 A.M., Tuesday, November 25 to Discuss Transaction

     BROOKLYN, N.Y. and STATEN ISLAND, N.Y., NOVEMBER 25, 2003 -— Independence Community Bank Corp. (Nasdaq-ICBC) and Staten Island Bancorp, Inc. (NYSE-SIB) announced today that they will merge in a stock and cash transaction valued at $1.5 billion.

     Based on the closing price of $38.32 for ICBC’s common stock on November 21, 2003, the transaction represents total consideration of $1.5 billion or $23.88 per SIB share, an exchange ratio of 0.6232 ICBC shares for each SIB share. Total consideration is fixed at $369 million in cash and approximately 29 million ICBC shares. The fixed exchange ratio at closing may rise or fall based on the average per share price of ICBC stock for a ten day period prior to closing. Each shareholder may choose cash or stock, subject to pro-ration if either cash or stock is oversubscribed. Common stock received by SIB shareholders is expected to qualify as a tax-free exchange.

     Simultaneously, ICBC announced that Lehman Brothers would acquire a majority of the assets of SIB Mortgage Corporation in connection with the merger.

     The new combined company will be a $17 billion community bank with 116 full-service banking offices. Upon completion of the transaction, 60 percent of the combined bank’s loan portfolio of approximately $9 billion will be in commercial loans; 70 percent of its deposit base of approximately $9 billion will be lower-cost core deposits.

     Among the strategic benefits of the transaction are: a significant expansion of the combined Bank’s presence in the New Jersey, Brooklyn and Staten Island markets; complementary franchises that provide opportunities for cost savings and revenue enhancements; increased funding for multi-family and commercial loan production; and the continuation of a strong tradition of community service that has been established by both institutions.

—continued—

Page 2, November 25, 2003

     ICBC and SIB executives will hold a conference call to discuss this announcement at 10:00 a.m. on Tuesday, November 25, 2003. The call may be accessed by calling 1-800-915-4836; international callers may dial 1-973-317-5319.

     Alan H. Fishman, President and CEO of ICBC, the holding company for Independence Community Bank, said, “This strategic transaction joins two long-established organizations that have built well-rounded banking institutions. Both organizations are closely tied to their communities and have many complementary strengths that will be reflected in benefits for our shareholders, clients and employees. As the banking industry continues to consolidate, those organizations with outstanding value propositions for clients, exceptional people and strong balance sheets will emerge. Using our dynamic business model, Independence Community Bank has made the financial and human capital investments to create an outstanding business. Our strategic merger with Staten Island Bancorp, Inc. significantly enhances that position. Our combined firms will serve more clients with additional products contributed by both of us. Our business model is strengthened by deeper penetrations in the New Jersey/New York markets. Moreover, the combination will broaden our pool of outstanding bankers. Independence Community Bank has made significant strides since becoming a public institution in 1998. These changes in people, prospects and franchises have accelerated in the last several years. This merger is a natural extension of this progress and we are very excited for all of our constituents.”

     Harry P. Doherty, Chairman and CEO of Staten Island Bancorp, Inc., the holding company for SI Bank & Trust, said: “The combination of our two institutions makes great sense. We share a similar customer-focused culture and a deep commitment to the communities we serve. We look forward to joining with the management team at Independence to integrate our two organizations quickly and build a strong institution that will provide expanded financial products and services for our customers, benefits to our communities and enhanced value to our shareholders.”

     Commenting on the financial merits of the transaction, Mr. Fishman said, “This transaction is expected to produce over 3% accretion to projected 2004 earnings per share, and 8% accretion to our projected earnings per share in 2005. This accretion does not include benefits from revenue enhancements or purchase accounting adjustments.”

     Upon completion of the transaction, the combined Bank will have a significant increase in its branch franchise in New Jersey, Staten Island and Brooklyn. There will be a total of 51 branches in New Jersey, giving the merged bank a presence in Bergen, Essex, Union, Hudson, Middlesex,

—continued—

Page Three, November 25, 2003

Monmouth and Ocean Counties. The combined Bank will have 22 branches in Brooklyn and 21 branches in Staten Island. In addition, the branches of the combined Bank on Staten Island will operate under the SI Bank & Trust name as a division of Independence Community Bank.

     Upon completion of the merger, Mr. Fishman will remain President and CEO of the combined Bank and Mr. Doherty will become Vice Chairman of ICBC. The Board of Directors of the combined bank will comprise 16 directors with 11 members from the current ICBC Board and five from the current SIB Board. Management of the merged company will be selected from both companies and there are expected to be minimal branch consolidations.

     The agreement has been approved by the Board of Directors of both companies and will be submitted to shareholders of Staten Island Bancorp, Inc. and Independence Community Bank Corp. for approval. The transaction is expected to close in the second quarter of 2004.

About Independence Community Bank Corp.

     Independence Community Bank Corp. is the holding company for Independence Community Bank which was originally chartered in 1850. ICBC became a public company in 1998. It had $9.1 billion in assets and $949.8 million of total shareholders’ equity on September 30, 2003. ICBC currently has more than 1,600 employees.

About Staten Island Bancorp, Inc.

     Staten Island Bancorp, Inc. is the holding company for SI Bank & Trust which was chartered in 1864. SIB became a public company in 1997. On September 30, 2003, SIB had $7.6 billion in total assets and $627.1 million of total stockholders’ equity.

     The combined Bank will continue to support the foundations that were established when they each became public corporations. Independence Community Foundation, which was established when Independence became a public company, is a private foundation with a current asset value of more than $70 million. The SI Bank & Trust Foundation, with assets of approximately $73 million, was established when the former Staten Island Savings Bank converted to a public company.

     Independence Community Bank Corp. was represented in the transaction by its financial advisors Lehman Brothers and Merrill Lynch, and its legal advisor Simpson Thacher & Bartlett LLP. Staten Island Bancorp, Inc. was represented by its financial advisor Keefe, Bruyette & Woods, Inc. and its legal advisor, Elias, Matz, Tiernan & Herrick L.L.P. Milestone Advisors, LLC assisted KBW in advising SIB in the disposition of the mortgage company.

—000—

CONFERENCE CALL INFORMATION: ICB and SIB executives will hold a conference call to discuss this announcement at 10:00 a.m. on Tuesday, November 25, 2003. The call may be accessed by calling 1-800-915-

Page Four, November 25, 2003

4836; international callers may dial 1-973-317-5319. The live conference call may also be accessed on the Independence Investor Relations website at http//investor.MyIndependence.com. A copy of the full presentation is also available on the website. For a rebroadcast of the conference call, available between November 26 and December 2, dial 1-800-428-6051; international 973-709-2089, and enter passcode 316479.

—000—

     For more information about Independence Community Bank Corp. log on to the www.MyIndependence.com website. For more information about Staten Island Bancorp, Inc., log on to www.sibk.com.

—000—

For Additional Information Contact:

Frank W. Baier, Chief Financial Officer, Independence Community Bank (718) 923-3506

Janice Schillig, Senior Vice President-Marketing, Independence Community Bank (718) 722-5333

Michael A. Armstrong, Director of Public Relations, Independence Community Bank (718) 722-5348

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors.

Words such as “expect”, “feel”, “believe”, “will”, “may”, “anticipate”, “plan”, “estimate”, “intend”, “should”, and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. These statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of ICBC and SIB. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of ICBC and SIB may not be combined successfully, or the combination may take longer to accomplish than expected; (2) the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; (5) the stockholders of either ICBC or SIB may fail to approve the merger; (6) competitive factors which could affect net interest income and non-interest income, general economic conditions which could affect the volume of loan originations, deposit flows and real estate values; (7) the levels of non-interest income and the amount of loan losses as well as other factors discussed in the documents filed by ICBC and SIB with the Securities and Exchange Commission from time to time. Neither ICBC nor SIB undertakes any obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

This document may be deemed to be solicitation material in respect of the proposed merger of ICBC and SIB. In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. STOCKHOLDERS OF ICBC AND STOCKHOLDERS OF SIB ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final joint proxy statement/prospectus will be mailed to stockholders of ICBC and stockholders of SIB. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from Independence Community Bank Corp., 195 Montague Street, Brooklyn, New York 11201, Attention: Investor Relations, or from Staten Island Bancorp, Inc., 1535 Richmond Avenue, Staten Island, New York 10314, Attention: Investor Relations.

ICBC, SIB and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transactions. Information regarding ICBC’s directors and executive officers is available in ICBC’s proxy statement for its 2003 annual meeting of stockholders, which was filed with the SEC on April 25, 2003, and information regarding SIB’s directors and executive officers is available in SIB’s proxy statement for its 2003 annual meeting of stockholders, which was filed on April 7, 2003. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

—000—